EXHIBIT 10.1

AMENDMENTS TO HALLADOR ENERGY COMPANY 2026 EXECUTIVE OFFICER PLAN

The following provisions of the 2026 EO Plan are hereby amended to read as follows:

“Covered Person” means each of the Corporation’s (i) Chief Executive Officer (also currently serving as the President and Chairman of the Board of the Corporation), (ii) the Chief Financial Officer, (iii) the Chief Operating Officer, and (iv) the Chief Legal Officer.

“Effective Date” means April 1, 2026 with respect to each Covered Person other than the Chief Legal Officer, and means the Start Date with respect to the Chief Legal Officer, which in each case is the date on which this 2026 EO Plan will become effective.

Definitions

Each Covered Person who has been employed by the Corporation (or a subsidiary) for at least twelve (12) months and is employed by the Corporation (or a subsidiary) upon a Change of Control, and remains employed by the Corporation through the Closing, shall receive a retention bonus under this 2026 EO Plan (the “Retention Bonus”) and, provided that the conditions for payment of any Retention Bonus set forth in this 2026 EO Plan are satisfied, one-hundred percent (100%) of the Retention Bonus, as specified with respect to the Covered Person in Schedule 1 attached hereto, shall be paid in a lump-sum payment on the Payment Date.

Retention Bonus Eligibility and Payment Date

The Covered Persons shall be entitled to annual performance bonuses for the Corporation’s 2026 fiscal year, in amounts as the Compensation Committee shall determine in its discretion with respect to each such Covered Person in accordance with the 2026 Executive Officer Bonus Performance Plan (“EO Bonus Plan”) as previously adopted by the Compensation Committee, as amended as described in Schedule 2 attached hereto, provided that such Covered Person continues in the service of the Corporation (or its subsidiary) through December 31, 2026 with respect to the performance bonus for the 2026 fiscal year; provided, further, that the Chief Legal Officer’s annual performance bonus shall be prorated to reflect employment for part of such fiscal year, commencing on the Start Date.

2026 EO Bonus Performance Plan

Except as amended as set forth herein and in Schedule 1 attached hereto, all other terms, conditions and provisions of the 2026 EO Plan shall remain unchanged and shall continue in full force and effect.

Schedule 1

The Covered Person’s total compensation under the 2026 EO Plan shall be as follows:

Covered Person Title	2026 EO Plan Annual Base Salary for Period from April 1, 2026 through March 31, 2027
Chief Legal Officer	$500,000 per year, pro rata commencing as of the Start Date

Retention Bonus Amount
Chief Legal Officer

Subject to the Covered Person satisfying the requirements of the provisions in the 2026 Plan titled “Retention Bonus Eligibility and Payment Date” and “Service Agreements,” an amount equal to the sum of:

(1)
$1,250,000;” plus
(2)an amount equal to two and one-half (2 ½) times the Covered Person’s annualized performance bonus for the prior fiscal year, plus an amount equal to the Covered Person’s annualized performance bonus for the prior fiscal year pro rated for the period served in the fiscal year in which the Closing occurs through to the date of the Closing; plus
(3)during the 24 months commencing upon termination of the Covered Person’s employment following the Closing, the Company will provide the Covered Person with health care coverage equivalent to the coverage that it provides to its employees, either by paying COBRA costs for such equivalent health care coverage, or by paying to the Covered Person an amount equal to the per month cost of such COBRA coverage each month during months 19 – 24 following expiration of COBRA eligibility.

Restricted Stock Units
Chief Legal Officer

A one-time grant of the number of restricted stock units equivalent to $200,000, with the amount of restricted stock units to be based on the volume weighted average trading price for the 10 trading days prior to the Start Date, as determined by the Compensation Committee or its delegates, to be granted under the RSU Plan as promptly as practical after the Start Date. Such restricted stock units shall vest in the amount of one-third (1/3rd) of the restricted stock units on March 31st of each of 2027, 2028 and 2029, rounded to the nearest whole share of common stock, subject to the Covered Person’s continued Service through the applicable vesting date, and shall vest in full subject to the Covered Person’s continued Service through to the date of Closing of a Change in Control as defined in the RSU Plan, and otherwise in accordance with the terms of the RSU Plan and the applicable award agreement.

Signing Bonus
Chief Legal Officer

In addition to the bonuses otherwise described under the 2026 EO Plan which the Chief Legal Officer is eligible for in accordance with the terms of the 2026 EO Plan, the Chief Legal Officer shall be granted a one-time signing bonus of $100,000, paid wholly in an amount of restricted stock units as determined based on the volume weighted average trading price for the 10 trading days prior to the Start Date, as determined by the Compensation Committee or its delegates, to be granted under the RSU Plan as promptly as practical after the Start Date. Such restricted stock units shall vest as of the Start Date. If the Covered Person voluntarily terminates the Covered Person’s employment with the Corporation on or before the one year anniversary of the Start Date, or the Covered Person is terminated by the Corporation for Cause, the Covered Person shall return the restricted stock that the Covered Person received if the Covered Person received the signing bonus in restricted stock units (or if the Covered Person has sold the restricted stock units, shall reimburse the gross proceeds from such sale to the Corporation); provided that the Corporation shall have the right to withhold any amounts otherwise due to the Covered Person at such time in an amount equal to the amount that the Covered Person would owe the Corporation pursuant to this sentence (with any restricted stock units then held by the

Covered Person valued at the closing price of the Corporation’s common stock as of the date of termination of employment).

Schedule 2

Exhibit A

Bonus Performance Plan Performance Goals and Payouts

Chief Legal Officer

The chart below sets forth the applicable goals and payouts for the Chief Legal Officer:

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise)Note [1]	Severity Measure (National Average)	5	100.00%	89%	78.00%	$0	$8,750	$17,500
	Violations Per Inspection Day (National Average)	5	0.50	0.42	0.34	$0	$8,750	$17,500
Safety (Power)Note [2]	Incident Rate	5	5.40	4.50	3.60	$0	$8,750	$17,500
	Safety Inspection Rate	5	1	1.25	1.50	$0	$8,750	$17,500
Financial	Adjusted EBITDA ($ million)	50	54.4	68.0	81.6	$0	$87,500	$175,000
Discretionary		15				$0	$26,250	$52,500
Strategic Goals	Note 3	15				$0	$26,250	$52,500

Note 1:  Safety (Sunrise) is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2026 Performance Period, safety will be determined relative to the 2022 – 2025 period. Actual results for each safety measure will be calculated by Sunrise Coal management with final results when available.

Note 2:  Safety (Power) is based on Hallador Power’s performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2026 Performance Period, safety will be determined relative to the 2022 – 2025 period. Actual results for each safety measure will be calculated by Hallador Power management with final results when available.

Note 3:  See the Strategic Goals as set forth in Exhibit B “Hallador Energy Company 2026 Executive Team Strategic Initiatives and Goals, March 31, 2026”

The charts above set forth the Performance Goals for each performance measure for the 2026 Performance Period and the associated payouts for the Chief Legal Officer (a “Covered Person”).

For the Chief Legal Officer, the target bonus is $175,000 for the 2026 Performance Period. A portion of the target bonus is allocated to each performance measure in proportion to the base points allocated to the performance measure. Performance against each Performance Goal and the corresponding payout are measured separately. The attained performance against a Performance Goal shall not affect the performance bonus amount payable with respect to any other Performance Goal.

No payout is available with respect to a performance measure if performance is at or below the threshold level.

The payout for performance above the threshold level but below the target level shall be determined by straight line interpolation between zero and the target payout amount.

The payout for performance above the target level but below the maximum level shall be determined by straight line interpolation between the target payout amount and the maximum payout amount.

Performance in excess of the maximum Performance Goal does not result in a payout in excess of the maximum payout amount.

Performance bonus amounts, if any, will be paid in a lump sum net of applicable withholding, after audit completion, in March 2027 with respect to the 2026 Performance Period, contingent on the Covered Person’s continued service with the Corporation or its affiliates through December 31, 2026.

Example:

By way of example, if, for the 2026 Performance Period, Severity Measure (National Average) is 99%, the threshold Performance Goal for Violations per Inspection Day, Incident Rate and Safety Inspection Rate are not exceeded, and the adjusted EBITDA is $69.0 million, the Chief Legal Officer shall be entitled to a receive a performance bonus for the 2026 Performance Period calculated as follows:

Severity Measure (National Average): $8,750 * (100 - 99)/(100 - 89) = $795.45 EBITDA: $87,500 + ($87,500 * (69 - 68)/(81.6 - 68)) = $87,500 + $6,433.82 = $93,933.82

TOTAL: $94,729.27

In addition to the safety and financial performance goals described in the above chart, (i) the Chief Legal Officer may also be entitled to receive (A) a discretionary bonus amount for the 2026 Performance Period, as determined by the Committee, of up to $52,500, and (B) a bonus amount for the 2026 Performance Period based on achievement of the strategic goals set forth in Exhibit B, as determined by the Committee, of up to $52,500.